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                                                                    EXHIBIT 23.3

                        CONSENT OF INDEPENDENT AUDITORS'

The Board of Directors of Cabot Industrial Trust:

We consent to the use of our report included herein dated December 15, 1997, relating to the combined balance sheets of the Pennsylvania Public School Employes' Retirement System Industrial Properties Portfolio as of September 30, 1997, December 31, 1996 and 1995, and the related combined statements of opera-tions, owner's equity, and cash flows for the nine months ended September 30, 1997, the year ended December 31, 1996 and the period from July 6, 1995 (date of acquisition) to December 31, 1995, and the related schedule as of September 30, 1997, included herein, and to the reference to our firm under the heading "Experts" in this Amendment No. 3 to the registration statement on Form S-11 of Cabot Industrial Trust.

                                       KPMG Peat Marwick LLP

Chicago, Illinois

January 21, 1998